Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. ANNOUNCES CFO TRANSITION

BRISTOL, Conn., November 2, 2020 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that its Senior Vice President, Finance & Chief Financial Officer, Chris Stephens, has informed the Company he has been recruited to become the Chief Financial Officer at a larger public company and that he will be leaving the Company. Stephens, who has served as CFO since joining Barnes Group in January 2009, will continue in that role until December 31, 2020 to assist in a smooth transition.

Marian Acker, who currently serves as Vice President, Controller will assume the role of interim CFO effective upon Mr. Stephens’s departure. Acker has worked at Barnes Group for 27 years as a finance executive in several roles of increasing responsibility including Group Controller, Barnes Aerospace and Assistant Corporate Controller. The Company will initiate a search process to identify a permanent CFO that will include both internal and external candidates.

“Having worked in close partnership with Chris in developing and executing on our profitable transformation and growth strategy, I am grateful for his significant impact in transforming our business and delivering value to our shareholders,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “It is no surprise that other major companies would seek to benefit from Chris’s outstanding knowledge and experience. On behalf of the entire Barnes Group team, I want to thank Chris for his many contributions and leadership over the last 11 years. We wish him all the best,” added Dempsey.

“Marian’s deep knowledge of Barnes Group and her dedication and contributions to the profitable growth of the Company make her an ideal person to lead our finance team as we work to identify a permanent CFO. She has my and the Board’s full trust and confidence as she takes on this new role,” continued Dempsey.

Mr. Stephens added, “It has been a privilege to work with such an exceptional team during my time at Barnes Group. As I take the next step in my career, I am confident that the Company’s growth strategy and ongoing transformation will continue to bring further success under the leadership of Patrick, the executive team, and the Board.”

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far- reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations 860.583.7070
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